EXHIBIT 99.1

Thursday, October 25, 2018

Contact:	Tom Cherry, President Jason Long, Chief Financial Officer
(804) 843-2360

C&F Financial Corporation

Announces Record Third Quarter Net Income

West Point, Va., October 25, 2018—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank, today reported record consolidated net income of $5.1 million for the third quarter of 2018, or $1.46 per share assuming dilution, compared with $3.0 million, or $0.87 per share assuming dilution, for the third quarter of 2017. The Corporation reported consolidated net income of $14.1 million for the first nine months of 2018, or $4.02 per share assuming dilution, compared with $9.9 million, or $2.84 per share assuming dilution, for the first nine months of 2017.

The Corporation’s annualized returns on average equity (ROE) and on average assets (ROA) for the third quarter of 2018 were 13.81 percent and 1.35 percent, respectively, compared to 8.26 percent and 0.82 percent, respectively, for the third quarter of 2017.  For the first nine months of 2018, on an annualized basis, the Corporation’s ROE and ROA were 13.02 percent and 1.24 percent, respectively, compared to 9.25 percent and 0.91 percent, respectively, for the first nine months of 2017.  The increases in ROE and ROA for the third quarter and first nine months of 2018, compared to the same periods in 2017, resulted from higher earnings.

“For the second consecutive quarter, we are reporting the highest quarterly net income in our Corporation’s history,” said Tom Cherry, President of C&F Financial Corporation,  “as each of our major business segments reported higher net income for the third quarter of 2018 compared to the third quarter of 2017. Consolidated net income for the third quarter of 2018 increased 69% over the third quarter of 2017, driven primarily by lower net charge-offs at the consumer finance segment, higher interest income from loans at the retail banking segment and the lower federal corporate income tax rate. Consolidated net income for the first nine months of 2018 increased 42% over the first nine months of 2017.”

Retail Banking Segment.  C&F Bank, which comprises the retail banking segment, reported net income of $3.2 million for the third quarter of 2018, compared to net income of $2.1 million for the third quarter of 2017. For the first nine months of 2018, C&F Bank reported net income of $7.9 million, compared to $6.0 million for the first nine months of 2017.

In addition to the favorable effect of the lower federal corporate income tax rate, positive factors influencing net income of C&F Bank for the third quarter of 2018 included: (1) higher interest income from loans, primarily due to (a) improvement in the performance of certain Central Virginia Bank (CVB) loans acquired in 2013, as discussed below, (b) higher yields on variable rate loans resulting from rising interest rates and (c) loan growth and (2) higher yields on excess cash balances. Partially offsetting these factors were (1) higher operating expenses associated with C&F Bank continuing to (a) strengthen its technology infrastructure, (b) expand its product offerings and (c) promote brand awareness and (2) an increase in average rates on interest-bearing customer deposits. In addition to these factors that affected net income for the third quarter of 2018, net income of C&F Bank for the first nine months of 2018 was negatively affected by (1) lower yields on securities resulting from continued purchasing in 2018 of securities with lower yields than the overall portfolio and shorter expected durations than the original durations of securities that have been called or have matured and (2) higher operating expenses associated with C&F Bank expanding its market presence in Charlottesville, Virginia and enhancing compliance processes.

The recognition of interest income on purchased credit impaired (PCI) loans is based on our expectation of future payments of principal and interest. Expectations of the timing and amount of future payments on certain CVB loans acquired in 2013 that are PCI loans have improved during 2018, resulting in an acceleration of the recognition of interest income in the third quarter of 2018 compared to the third quarter of 2017. Interest income recognized on PCI loans was $1.5 million and $2.9 million for the third quarter and first nine months of 2018, respectively, compared to $0.5 million and $2.2 million for the third quarter and first nine months of 2017, respectively.

Average loans, excluding loans to affiliates, increased $22.6 million or 3.2 percent during the third quarter of 2018 and $32.3 million or 4.6 percent during the first nine months of 2018, compared to the same periods in 2017. C&F Bank’s total nonperforming assets were $2.9 million at September  30, 2018, compared to $5.4 million at December 31, 2017. Nonperforming assets at September  30, 2018 consisted primarily of $2.7 million in nonaccrual loans, compared to $5.3 million at December 31, 2017.  The decline in nonaccrual loans since December 31, 2017 resulted primarily from a partial repayment of one commercial relationship.

Mortgage Banking Segment.  C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $490,000 for the third quarter of 2018, compared to net income of $454,000 for the third quarter of 2017. For the first nine months of 2018, C&F Mortgage Corporation reported net income of $1.7 million, compared to net income of $1.4 million for the first nine months of 2017.

In addition to the favorable effect of the lower federal corporate income tax rate, the increase in net income of the mortgage banking segment for the third quarter and first nine months of 2018 was due primarily to a decrease in operating expenses compared to the same periods in 2017, resulting from operational efficiencies and management of personnel costs, partially offset by lower gains on sales of loans resulting from lower loan production.  Loan production decreased by 7.7 percent and 3.3 percent in the third quarter and first nine months of 2018, respectively, compared to the same periods in 2017, reflecting mortgage industry trends.

Consumer Finance Segment.  C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.8 million for the third quarter of 2018, compared to net income of $713,000 for the third quarter of 2017. For the first nine months of 2018, C&F Finance Company reported net income of $5.4 million, compared to net income of $3.3 million for the first nine months of 2017.

In addition to the favorable effect of the lower federal corporate income tax rate, positive factors influencing net income of C&F Finance Company for the third quarter and first nine months of 2018 included (1) a decline in the provision for loan losses of $2.0 million and $4.0 million for the third quarter and first nine months of 2018, respectively, compared to the same periods in 2017, as a result of lower charge-offs and improving credit quality of the portfolio, as discussed below, and (2) lower personnel and operating expenses resulting from underwriting efficiencies and the purchase of loan contracts with higher credit metrics. Partially offsetting these factors were (1) lower loan yields resulting from competition in the non-prime automobile loan business and the acquisition of loan contracts with higher credit metrics, as well as relatively lower yields on boat and recreational vehicle (RV) loans and (2) higher-cost variable-rate borrowings resulting from increases in short-term interest rates since the first quarter of 2017.

The annualized net charge-off ratio for the first nine months of 2018 decreased to 3.84 percent from 5.49 percent for the first nine months of 2017. The decline reflects a lower number of charge-offs during the first nine months of 2018. At September 30, 2018, total delinquent loans as a percentage of total loans was 4.30 percent, compared to 5.17 percent at December 31, 2017 and 4.64 percent at September  30, 2017. At September  30, 2018, repossessed vehicles available for sale totaled $331,000, compared to $250,000 at December 31, 2017 and $580,000 at September  30, 2017. The allowance for loan losses was $23.6 million, or 7.86 percent of total loans at September  30, 2018, compared to $24.4 million, or 8.34 percent of total loans at December 31, 2017. If factors influencing the consumer finance segment result in a higher net charge-off ratio in the future, or if the consumer finance segment’s loan portfolio should grow, the segment may need to increase the level of its allowance for loan losses,  which would negatively affect future earnings.

During the first quarter of 2018, C&F Finance Company began the expansion of its indirect lending programs to include boats and RVs. These contracts are for prime loans made to individuals with higher credit scores and are priced at rates substantially lower than its non-prime automobile portfolio. While these loans may contribute to net interest margin compression, management expects they will require both a lower provision for loan losses and allowance for loan losses than the consumer finance segment’s non-prime automobile loans, contributing to a decrease in the overall level of the consumer finance segment’s allowance for loan losses as a percentage of total loans. At September 30, 2018, compared to

December 31, 2017, the higher composition within the consumer finance segment’s loan portfolio of boat and RV loans accounted for 25 basis points of the 48 basis points decrease in this ratio.

Other Segments. Other segments, which principally includes the Corporation’s holding company operations and wealth management subsidiary, reported aggregate net losses of $316,000 and $978,000 for the third quarter and first nine months of 2018, compared to net losses of $251,000 and $784,000 for the third quarter and first nine months of 2017.  The higher net loss during 2018, compared to 2017, was primarily due to the lower federal corporate income tax rate, resulting in a lower federal income tax benefit at the holding company.

Capital and Dividends.  The Corporation declared a quarterly cash dividend of 36 cents per share during the third quarter of 2018, which was paid on October 1, 2018, and cash dividends of $1.38 per share during the four quarters ended September 30, 2018.  The third quarter dividend, which represented an increase of 2 cents per share, or 5.9, percent compared to the prior quarter’s dividend, equated to a payout ratio of 24.7 percent of third quarter earnings per share. Dividends declared for the four quarters ended September 30, 2018 equated to 45 percent of net income during the same period, which included a  $6.6 million reduction in net income due to the remeasurement of deferred income taxes during the fourth quarter of 2017.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

About C&F Financial Corporation.  C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $49.72 per share on October 24, 2018.  At September  30, 2018, the book value of the Corporation was $42.72 per share.

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, boat and RV loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia, and in Nashville, Tennessee.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future financial performance, strategic business initiatives and the anticipated effects thereof, including the expansion of the indirect lending program to include boats and RVs, margin compression, development of our digital platform, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends and the effects of future interest rate fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and C&F Bank, (5) the effect of the Tax Cuts and Jobs Act (the Act) and changes in the effect of the Act due to issuance of interpretive regulatory guidance or enactment of corrective or supplemental legislation, (6) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s branch and market expansions and technology initiatives, (21) cyber threats, attacks or events, (22) expansion of C&F Bank’s product offerings and (23) accounting principles, policies and guidelines, and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	9/30/2018	12/31/2017	9/30/2017
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$96,709	$105,353	$97,845
Investment securities - available for sale, at fair value	217,114	218,976	208,993
Loans held for sale, at fair value	45,979	55,384	49,377
Loans, net:
Retail Banking segment	723,552	721,726	716,412
Mortgage Banking segment	2,493	2,685	2,740
Consumer Finance segment	276,378	267,651	267,659
Restricted stock, at cost	3,247	3,298	3,298
Total assets	1,499,604	1,509,056	1,484,646
Deposits	1,158,455	1,171,429	1,142,621
Repurchase agreements	15,030	20,621	18,657
Borrowings	144,766	147,239	147,230
Shareholders' equity	149,659	141,702	147,006

________________________

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Nine Months Ended
Results of Operations	9/30/2018	9/30/2017	9/30/2018	9/30/2017
	(unaudited)		(unaudited)
Interest income	$23,691	$22,703	$69,086	$67,147
Interest expense	2,803	2,491	8,043	7,106
Provision for loan losses:
Retail Banking segment	-	-	-	200
Mortgage Banking segment	-	-	-	-
Consumer Finance segment	2,400	4,435	7,700	11,735
Noninterest income:
Gains on sales of loans	1,752	2,156	6,399	6,718
Other	4,875	4,686	13,915	13,813
Noninterest expenses:
Salaries and employee benefits	10,967	10,854	32,773	32,838
Other	7,707	7,517	23,201	21,912
Income tax expense	1,340	1,231	3,620	4,000
Net income	5,101	3,017	14,063	9,887
Earnings per share - assuming dilution	1.46	0.87	4.02	2.84
Earnings per share - basic	1.46	0.87	4.02	2.84

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	21,679	20,985	63,135	62,078
Interest income on securities-FTE	1,670	1,818	4,980	5,575
Total interest income-FTE	23,876	23,117	69,659	68,454
Net interest income-FTE	21,073	20,626	61,616	61,348

________________________

*For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Nine Months Ended
Segment Information	9/30/2018	9/30/2017	9/30/2018	9/30/2017
	(unaudited)		(unaudited)
Net Income (Loss)
Retail Banking	$3,158	$2,101	$7,914	$6,022
Mortgage Banking	490	454	1,704	1,358
Consumer Finance	1,769	713	5,423	3,291
Other	(316)	(251)	(978)	(784)
Mortgage loan originations - Mortgage Banking	191,062	206,921	538,704	556,829
Mortgage loans sold - Mortgage Banking	200,137	204,870	548,109	559,479

	For The		For The
	Quarter Ended		Nine Months Ended
Average Balances	9/30/2018	9/30/2017	9/30/2018	9/30/2017
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks	$112,071	$105,241	$123,208	$108,163
Investment securities - available for sale, at amortized cost	221,893	209,484	221,153	209,819
Loans held for sale, at fair value	47,948	42,484	40,312	37,234
Loans:
Retail Banking segment	733,932	711,351	731,785	699,492
Mortgage Banking segment	3,244	3,485	3,329	3,294
Consumer Finance segment	298,332	291,693	294,961	294,996
Restricted stock, at cost	3,316	3,443	3,324	3,431
Total earning assets	1,420,736	1,367,181	1,418,072	1,356,429
Total assets	1,513,044	1,465,971	1,509,527	1,453,906

Time, checking and savings deposits	894,348	885,936	908,644	888,942
Borrowings	166,295	166,185	166,763	165,411
Total interest-bearing liabilities	1,060,643	1,052,121	1,075,407	1,054,353
Demand deposits	276,555	242,383	263,037	232,338
Shareholders' equity	147,704	146,028	143,942	142,509

Asset Quality	9/30/2018	12/31/2017	9/30/2017
	(unaudited)	*	(unaudited)
Retail Banking
Loans, excluding purchased and affiliate loans	$694,036	$686,605	$674,036
Purchased performing loans[1]	38,166	42,793	47,284
Purchased credit impaired loans[1]	2,148	3,103	5,958
Total loans	$734,350	$732,501	$727,278

Nonaccrual loans	$2,614	$5,111	$6,151
Purchased performing-nonaccrual loans	102	161	1,992
Total nonaccrual loans[2]	2,716	5,272	8,143
Other real estate owned (OREO)	188	168	168
Total nonperforming assets	$2,904	$5,440	$8,311

Accruing loans past due for 90 days or more[3]	$581	$306	$199

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$6,420	$9,748	$8,876
Purchased performing TDRs	536	1,148	2,977
Total TDRs[2]	$6,956	$10,896	$11,853

Allowance for loan losses (ALL)	$10,798	$10,775	$10,866
Nonperforming assets to loans and OREO	0.40%	0.74%	1.14%
ALL to total loans, excluding purchased credit impaired loans	1.47%	1.48%	1.51%
ALL to total nonaccrual loans	397.57%	204.38%	133.44%
Annualized net charge-offs to average loans	-%	0.08%	0.09%

Mortgage Banking
Nonaccrual loans	$37	$39	$39
Total Loans	$3,091	$3,283	$3,338
ALL	$598	$598	$598
Nonperforming loans to total loans	1.20%	1.19%	1.17%
ALL to loans	19.35%	18.22%	17.91%

Consumer Finance
Nonaccrual loans	$1,025	$764	$797
Repossessed automobiles available for sale	$331	$250	$580
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$299,941	$292,004	$292,530
ALL	$23,563	$24,353	$24,871
Nonaccrual loans to total loans	0.34%	0.26%	0.27%
ALL to total loans	7.86%	8.34%	8.50%
Annualized net charge-offs to average total loans	3.84%	5.82%	5.49%

________________________

*  Derived from audited consolidated financial statements.

[1]

The loans acquired from CVB are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for the purchased performing loans was $2.0 million at 9/30/18, $2.3 million at 12/31/17 and $2.5 million at 9/30/17. The remaining discount for the purchased credit impaired loans was $8.1 million at 9/30/18,  $9.8 million at 12/31/17 and $9.9 million at 9/30/17.

[2]	Total nonaccrual loans include nonaccrual TDRs of $1.2 million at 9/30/18, $3.9 million at 12/31/17 and $6.6 million at 9/30/17.
[3]	Accruing loans past due for 90 days or more include purchased credit impaired loans of $78 thousand at 9/30/18, $90 thousand at 12/31/17 and $151 thousand at 9/30/17.

	As Of and For The		As Of and For The
	Quarter Ended		Nine Months Ended
Other Data and Ratios	9/30/2018	9/30/2017	9/30/2018	9/30/2017
	(unaudited)		(unaudited)
Annualized return on average assets	1.35%	0.82%	1.24%	0.91%
Annualized return on average equity	13.81%	8.26%	13.02%	9.25%
Annualized net interest margin	5.88%	5.98%	5.81%	6.05%
Dividends declared per share	$0.36	$0.33	$1.04	$0.99
Weighted average shares outstanding - assuming dilution	3,503,371	3,487,170	3,502,550	3,485,830
Weighted average shares outstanding - basic	3,503,371	3,487,170	3,502,550	3,485,725
Market value per share at period end	$58.75	$55.00	$58.75	$55.00
Book value per share at period end	$42.72	$42.16	$42.72	$42.16
Price to book value ratio at period end	1.38	1.30	1.38	1.30
Price to annualized earnings ratio at period end	10.17	16.03	10.95	14.51

				Minimum Capital
Capital Ratios[1]	9/30/2018	12/31/2017	9/30/2017	Requirements[2]
	(unaudited)	*	(unaudited)
C&F Financial Corporation
Total capital (to risk-weighted assets)	15.4%	14.4%	14.6%	8.0%
Tier 1 capital (to risk-weighted assets)	14.1%	13.2%	13.4%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	12.0%	11.1%	11.2%	4.5%
Tier 1 capital (to average assets)	11.1%	10.5%	10.8%	4.0%

C&F Bank
Total capital (to risk-weighted assets)	15.2%	14.2%	14.7%	8.0%
Tier 1 capital (to risk-weighted assets)	13.9%	13.0%	13.4%	6.0%
Common equity tier 1 capital (to risk-weighted assets)	13.9%	13.0%	13.4%	4.5%
Tier 1 capital (to average assets)	11.0%	10.4%	10.8%	4.0%

________________________

* Derived from audited financial statements.

1All ratios at September  30, 2018 are estimates and subject to change pending regulatory filings.  All ratios at September  30, 2017 are presented as filed.

2The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The		For The
	Quarter Ended		Nine Months Ended
	9/30/2018	9/30/2017	9/30/2018	9/30/2017
	(unaudited)		(unaudited)
Fully Taxable Equivalent Net Interest Income (1)
Interest income on loans	$21,673	$20,971	$63,116	$62,036
FTE adjustment	6	14	19	42
FTE interest income on loans	$21,679	$20,985	$63,135	$62,078

Interest income on securities	$1,491	$1,418	$4,426	$4,310
FTE adjustment	179	400	554	1,265
FTE interest income on securities	$1,670	$1,818	$4,980	$5,575

Total interest income	$23,691	$22,703	$69,086	$67,147
FTE adjustment	185	414	573	1,307
FTE interest income	$23,876	$23,117	$69,659	$68,454

Net interest income	$20,888	$20,212	$61,043	$60,041
FTE adjustment	185	414	573	1,307
FTE net interest income	$21,073	$20,626	$61,616	$61,348

________________________

(1)	Assuming a tax rate of 21% for the quarter and nine months ended September 30, 2018 and 34% for the quarter and nine months ended September 30, 2017.